Exhibit 99.4

RISK FACTORS

Risks Related to Our Business and Industry

Changes in, or a failure to comply with, applicable laws and regulations governing our business may have a significant negative impact on our results of operations and financial condition.

Our business is subject to numerous foreign, federal, state and other local laws, ordinances and regulations in each of the countries in which we operate which are subject to change and which may impose significant costs or limitations on the way we conduct or expand our business. These regulations govern, or affect, among other things:

•	lending and collection practices, such as truth in lending and short-term and installment lending and continuous payment authority;

•	interest rates and usury;

•	loan amount and fee limitations;

•	check cashing fees;

•	licensing and posting of fees;

•	currency reporting;

•	privacy of personal consumer information;

•	prompt remittance of proceeds for the sale of money orders; and

•	the location of our stores through various rules and regulations such as local zoning regulations and requirements for special use permits.

As we develop and introduce new products and services, we may become subject to additional laws and regulations. Future legislation or regulations may restrict our ability to continue our current methods of operation or expand our operations and may have a negative effect on our business, results of operations and financial condition. Governments at the national and local levels may seek to impose new licensing requirements or interpret or enforce existing requirements in new ways. We and other participants in our industry are currently, and may in the future be, subject to litigation and regulatory proceedings which could generate adverse publicity or cause us to incur substantial expenditures or modify the way we conduct our business. Changes in laws or regulations, changes in regulatory bodies with oversight for our business, or our failure to comply with applicable laws and regulations, may have a material adverse effect on our business, prospects, results of operations, and financial condition.

Our consumer lending products in particular are subject to regulations in each of the markets in which we operate that significantly impact the manner in which we conduct our business.

United Kingdom

Prior to April 1, 2014, in the United Kingdom, our consumer lending activities were primarily regulated by the Office of Fair Trading (“OFT”), which was responsible for licensing and regulating companies that offer consumer credit. Effective April 1, 2014, the OFT transferred regulatory authority over the consumer credit industry to the new Financial Conduct Authority, (the “FCA”). The FCA is now the regulator for, among others, credit card issuers, payday loan companies, pawn brokers, rent-to-own companies, debt management and collection firms and providers of debt advice. The FCA is also responsible for regulating and setting conduct standards for banks, credit unions and similar institutions. The transition to the FCA is intended to facilitate stronger consumer protection through enhanced supervision and enforcement powers, at the same time as creating more flexibility to allow the FCA to regulate the diverse business types in the consumer credit sector in a proportionate manner.

In October 2013, the FCA issued a consultation paper addressing how it proposed to regulate the consumer credit industry when it assumed regulatory authority on April 1, 2014. Although the positions announced in the consultation paper were not yet binding on the industry, they provided an indication of the positions that could be included in final FCA action, including significant changes in the marketing of short-term credit products and other marketing practices for lenders in our industry, as well as stricter affordability assessment requirements (effective April 1, 2014) and limitations on the number of loan rollovers to two and the number of times a lender can use continuous payment authority to collect an overdue account to two (effective July 1, 2014). On February 28, 2014, the FCA published its Handbook, which confirmed and clarified the final form of the rules and limitations to which we would be subject under the FCA authority in the UK. Among other things, the Handbook imposed a limitation of two rollovers and two uses of continuous payment authority per loan, and enhanced affordability assessment criteria, which additional requirements are expected to negatively impact our UK operations for a transition period extending from implementation through the foreseeable future.

In February 2012, the OFT began an extensive review of the short-term lending sector in the United Kingdom to assess its compliance with the Consumer Credit Act and Irresponsible Lending Guidance. The review included 50 of the largest companies offering unsecured short-term consumer loans, including three of our UK consumer lending companies, MEM Consumer Finance Limited, Instant Cash Loans Limited and Express Finance (Bromley) Limited. The OFT issued its final report on the outcome of its sector review in March 2013, in which it indicated that the reviewed short-term consumer lenders would receive letters from the OFT that would include specific findings for each lender. Each of these three of our UK consumer lending companies received letters from the OFT dated in either March or April 2013, which specified required actions in a number of compliance areas, including advertising and marketing; pre-contract information and explanations; affordability assessments; rollovers (including deferred refinance and extended loans); and forbearance and debt collection. These UK consumer lending companies engaged an independent consulting firm to advise on the requirements in the letters and provided responses to the OFT in May and July 2013. In December 2013, all three of these businesses received a follow up letter and request for information from the OFT. This supplemental loan and transaction data was submitted in early January 2014.

Also, in February 2014, our UK management responsible for the transition from regulation by the OFT to regulation by the FCA attended a scheduled meeting with representatives of the OFT. During the meeting, our representatives provided an update to the OFT representatives as to the progress of our efforts to become compliant with the new rules and regulations that were anticipated to be implemented by the FCA once it assumed governing authority on April 1, 2014. The OFT representatives reviewed with us the readiness of our UK operations for the regulatory requirements under the FCA, and posed questions concerning our UK management structure and our operations relating to affordability assessments, rollovers, relending and forbearance. We received a follow-up letter from the OFT on February 28, 2014, indicating that the OFT had serious concerns about the ability of our UK operations to meet the enhanced regulatory requirements of the FCA. The letter requested additional information relating to certain areas of concern and requested a written response on these areas. The publication of the FCA Handbook and the receipt of the OFT letter caused management to assess required changes to our UK operations and the timing and likely consequences thereof. On March 24, 2014, we responded in writing to the concerns raised by the OFT in this letter. This response was in advance of an in-person meeting that our UK management team had arranged with OFT representatives to be held on March 26, 2014. In the written response, we outlined certain proposed changes to our UK business to comply with the rules and principles set forth in the Handbook and the impact that these changes would have on our business model and future operating results in the United Kingdom. On March 26, 2014, our senior US and UK management met with representatives of the OFT to discuss the concerns raised by the OFT in its February 28, 2014 letter and our March 24, 2014 response letter. As a result of the information exchanged via documents and in the meeting in March 2014, we also received a follow up letter and request for further information from the regulator, and intend to respond within the required timeframe. In response to these communications with representatives of the OFT and the FCA, we implemented the two rollover limit commencing in late March 2014, and clarified the enhancements to our affordability assessments in April 2014 to comply with the Handbook and the expectations of the OFT and FCA.

Other changes and developments in the UK regulatory environment have also affected our business. For example, in November 2012, the OFT issued revised Debt Collection Guidance. Under the updated Debt Collection Guidance, we were required to more specifically disclose to customers the use of continuous payment authority (a type of automatic payment authorization that is linked to a credit card, debit card or some other funded account), and we were also required to suspend the use of, continuous payment authority to collect defaulted debts from a customer whom we believe to be experiencing financial hardship.

Also, in November 2013, the HM Treasury announced its intention to introduce a cap on the total cost of credit in the United Kingdom and that it would be placing the duty on the FCA to introduce the cap. The FCA is engaging with stakeholders and is expecting to complete its analysis by May 2014, and publish a consultation paper in July 2014. The FCA will receive submissions and comments until September 2014, and is expected to publish a policy statement and final rules in November 2014. The cap on the cost of credit is expected to come into force on January 2, 2015.

In addition, in June 2013, the OFT referred the payday lending sector in the United Kingdom to the Competition and Markets Authority (the “CMA,” also formerly known as the Competition Commission) for review. In its inquiry, the CMA is required to decide whether any feature, or combination of features, of each relevant market prevents, restricts or distorts competition in the market on a number of grounds so as to negatively impact consumer outcomes. The CMA’s review of the sector may continue until June 2015, and we are cooperating in responding to requests for documents and other information regarding our business and sector.

These regulatory developments represent a significant increase in regulatory oversight and legal and compliance requirements applicable to us in the UK and have resulted in modifications to our UK lending operations, including imposing additional limitations on our use of continuous payment authority, broader affordability assessments and exercising greater forbearance for customers in financial difficulty. In the near-term, we anticipate that loan losses will be higher because of the implementation of limitations on loan rollovers and the changes in our use of continuous payment authority in collections. Our estimates of the allowance for loan losses are inherently uncertain as many of these changes to underwriting and collections have been implemented recently and we do not have significant historical information for the loss rates and collections experience in accordance with the recent regulatory developments. These changes, and any other changes we may consider or be required to make to our lending and collection practices in the United Kingdom, together with additional compliance-related expenses, will likely negatively impact our business for the foreseeable future, and could result in a material adverse effect on our business, results of operations and financial condition. In addition, failure by us to comply with the increased regulatory requirements in connection with the transfer of responsibility for consumer credit regulation from the OFT to the FCA may result in our reputation being adversely affected and our being subject to sanctions, substantial fines and associated remediation costs that could potentially have a material adverse effect on our business results or operations and financial condition.

Like other businesses in the UK consumer finance sector regulated by the FCA for the first time, we have begun the process of applying for full authorization from the FCA for our consumer lending activities once we cease operating under the interim permission granted to all OFT-regulated businesses that pre-registered. We have been granted a window between December 2014 and February 2015 in which to make our application for authorization. There can be no assurance that our application for authorization will be approved by the FCA. In the event the FCA denies our application for authorization, this may result in a material adverse effect on our business and operations and may result in our ceasing to operate in the United Kingdom or a substantial change in our business there.

United States

Short-term consumer loans have come under heightened regulatory scrutiny in the United States in recent years resulting in increasingly restrictive regulations and legislation at the state levels that may make offering such loans less profitable or attractive to us. Legislative or regulatory activities may, among other things, limit the amount of total allowable fees charged in connection with unsecured short-term consumer loans, limit the number of times an unsecured short-term consumer loan may be rolled over by a customer, limit the maximum advance amount, set minimum and/or maximum loan durations and may require borrowers of certain unsecured short-term loan products to be listed on a database. Additionally, the US Congress continues to receive significant pressure from consumer advocates and other industry opposition groups to adopt such legislation at the federal level.

In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act was enacted, which, among other things, created the Consumer Financial Protection Bureau (the “CFPB”). In the United States, the CFPB has regulatory, supervisory and enforcement powers over certain non-bank providers of consumer financial products and services, such as us. Under the CFPB’s short-term lending supervision program, which aims to ensure that short-term lenders are following federal consumer financial laws in their US operations, the CFPB gathers information from short-term lenders to evaluate their policies and procedures, assess whether lenders are in compliance with federal consumer financial laws, and identify risks to consumers throughout the lending process. Any action by the CFPB with respect to short-term consumer loans could have an adverse impact on our business, results of operations and financial condition.

The CFPB completed an on-site review of our US retail operations in early fiscal 2013. As a result of that review, we are taking certain corrective action to address the CFPB’s findings by improving our operating and compliance procedures, controls and systems. In October 2013, we submitted our plans for compliance enhancements to the CFPB, and are providing quarterly updates to the CFPB regarding those enhancements to our compliance management system. Separately, the CFPB reviewed DFS’ MILES program in fiscal 2013. As a result of this examination, the CFPB cited violations by DFS of the Consumer Financial Protection Act for deceptively marketing the prices and scope of certain add-on products. Without admitting or denying any of the facts or conclusions of the review, DFS agreed to a consent order with the CFPB to amend its practices to meet the requirements set forth by the CFPB, and to provide financial redress in the form of a $3.3 million restitution fund to be distributed to past and current DFS customers. The $3.3 million restitution fund was paid by DFS in January 2014 and the affected customers received their disbursements in March. DFS is also taking certain corrective action to address the CFPB’s findings by improving its operating and compliance procedures, controls and systems. The CFPB issued a non-objection to DFS’ customer redress plan. On a quarterly basis, DFS is providing updates to the CFPB regarding the enhancements of its compliance management system.

In addition to these supervisory and enforcement powers, the CFPB may also exercise regulatory authority over the products and services that we offer in the United States. Until such time as the CFPB exercises its rulemaking powers, we cannot predict what effect any such regulation may have on our US business. The modification of existing laws or regulations in any of the jurisdictions in which we operate or in which we contemplate new operations, or the adoption of new laws or regulations restricting or imposing more stringent requirements, on our consumer lending or check cashing activities in particular, could increase our operating expenses, significantly limit our business activities in the affected markets, limit our expansion opportunities and/or could result in a material adverse effect on our business, results of operations, and financial condition. In addition, failure by us to comply with the regulatory requirements by CFPB may result in our reputation being adversely affected and our being subject to sanctions, substantial fines and associated remediation costs that could potentially have a material adverse effect on our business results or operations and financial condition.

Canada

In Canada, the Canadian Parliament amended the federal usury law in 2007 to permit each participating province, under certain conditions, to assume jurisdiction over and the development of laws and regulations regarding our industry. To date, Alberta, British Columbia, Manitoba, Nova Scotia, Ontario and Saskatchewan have passed legislation regulating unsecured short-term consumer lenders and each has adopted, or is in the process of adopting, regulations and rates consistent with those laws. In general, these regulations require lenders to be licensed, set maximum fees and regulate collection practices. There can be no assurance that these regulations, or any amendments to these regulations which result from provincial review thereof, or our failure to comply with such regulations, will not have a detrimental effect on our unsecured short-term lending business in Canada in the future.

Poland

In Poland, the Ministry of Finance issued interest rate cap draft guidelines for a new act in the fall of 2013. Following a long period of consultation, in April 2014, the Ministry of Finance issued revised guidelines with significantly different terms. The guidelines allow for, among other things, loan costs of up to 25% of the loan amount plus a 30% annual percentage rate (or 2.5% per month), exclusive of interest. In addition, the guidelines include a provision that if more than one loan is extended within 120 days of the extension of the first loan (with the first loan still unpaid), the total loan amount may not exceed 100% of the first loan amount. The guidelines are on an agenda of the Council of Ministers for consideration in June 2014. Subsequently, a draft act to implement the proposed changes could be prepared on the basis of final guidelines and published for consultation, but there has not yet been established a timeline for such consultation The trade association of which our Polish operating subsidiaries are a member has requested an extended consultation period to consider any proposal. We cannot yet anticipate the terms or applicability of any final legislative changes; however, a restrictive new final law could materially affect our product offerings in Poland and thus could adversely affect our business, results of operations and financial condition. In addition, failure by us to comply with the these regulatory requirements may result in our reputation being adversely affected and our being subject to sanctions, substantial fines and associated remediation costs that could potentially have a material adverse effect on our business results or operations and financial condition.

We have engaged, and may engage in the future, in acquisitions or investments which present many risks, and we may not realize the anticipated financial and strategic goals for any of these transactions.

We have historically expanded our business through strategic acquisitions, and a key component of our growth strategy is to continue to pursue acquisition opportunities. We may not, however, be able to achieve the anticipated benefits from an acquisition or investment due to a number of factors. The success of our acquisitions is dependent, in part, upon our effectively integrating the management, operations and technology of acquired businesses into our existing management, operations and technology platforms, of which there can be no assurance, particularly in the case of a larger acquisition or multiple acquisitions completed in a short period of time. The failure to successfully integrate acquired businesses into our organization could materially adversely affect our business, prospects, results of operations and financial condition. From time to time, we may enter into negotiations for acquisitions or investments that are not ultimately consummated. These negotiations could result in a significant diversion of our management’s time, as well as out-of-pocket costs.

The consideration paid for an acquisition or investment may also affect our financial results. If we were to proceed with one or more significant acquisitions in which the consideration included cash, we could be required to use a substantial portion of our available cash or to obtain debt or equity financing. In addition, acquisitions may result in the incurrence of debt, large one-time write-offs, including write-offs of acquired in-process research and development costs, and restructuring charges. Acquisitions may require us to incur additional indebtedness to finance our working capital and may also result in goodwill and other intangible assets that are subject to impairment tests, which could result in future impairment charges.

Adverse or uncertain economic, political and social conditions may significantly and adversely affect our business, prospects, results of operations, financial condition and access to liquidity.

We are a global company with substantial international operations. Deterioration of social, political, labor or economic conditions in a specific country or region could challenge our ability to conduct operations in those countries or regions or increase our operating costs, and we may be challenged in staffing and managing foreign operations in those locations. As a result, our results of operations and financial condition may be adversely impacted. Also, continued high levels of unemployment in the markets in which we operate may reduce the number of customers who qualify for our products and services, which in turn may reduce our revenues. Similarly, reduced consumer confidence and spending may decrease the demand for our products. Also, we are unable to predict how the widespread loss of jobs, housing foreclosures, and general economic uncertainty may affect our loss experience. We maintain business relationships with significant third-party service providers. The failure of key service providers, including lenders under our New ABL Credit Facility, to fulfill their obligations as a result of regulatory, political, economic or other factors could disrupt our operations.

If internal funds are not available from our operations and after utilizing our excess cash, we may be required to rely on the banking and credit markets to meet our financial commitments and short-term liquidity needs. Disruptions in the capital and credit markets, as have been experienced since 2008, could adversely affect our ability to draw on our revolving loans. Longer term disruptions in the capital and credit markets as a result of uncertainty, changing or increased regulation, reduced alternatives, or failures of significant financial institutions could adversely affect our ability to refinance our outstanding indebtedness on favorable terms, if at all. The lack of availability under, and the inability to subsequently refinance, our indebtedness could require us to take measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for our business needs can be arranged. Such measures could include deferring capital expenditures, including acquisitions, and reducing or eliminating other discretionary uses of cash.

Negative public perception and press coverage of single-payment consumer loans could adversely affect our revenues and results of operations.

Consumer advocacy groups, certain media reports, and some regulators and elected officials in the several jurisdictions in which we conduct business have from time to time advocated governmental action to prohibit or severely restrict certain types of short-term consumer lending. These efforts have often focused on lenders that charge consumers imputed interest rates and fees that are higher than those charged by credit card issuers to more creditworthy consumers and otherwise negatively characterize our products and services. This difference in credit cost may become more pronounced if a consumer does not repay a loan promptly, instead electing to renew the loan for one or more additional short-term periods. If consumers accept this negative characterization of certain single-payment consumer loans and believe that the loans we provide to our customers fit this characterization, demand for our loans could significantly decrease. In addition, negative media coverage relating to our industry and products can lower morale, make it more difficult for us to attract and retain qualified employees, management and directors, divert management attention and increase expenses. These trends could materially adversely affect our business, prospects, results of operations and financial condition.

If our estimates of loan losses are not adequate to absorb losses, our results of operations and financial condition may be adversely affected.

We maintain an allowance for loan losses for estimated losses on consumer loans and loans in default. To estimate the appropriate level of loan loss reserves, we consider known and relevant internal and external factors that affect loan collectability, including the amount of outstanding loans owed to us, historical loans charged off, current collection patterns and current economic trends. Our current allowance for loan losses is based on our charge-offs, expressed as a percentage of loan amounts originated for the last twelve months applied against the principal balance of outstanding loans, plus an estimate of loss based on certain qualitative factors that have not been captured by the historical charge-off data. As of March 31, 2014, our allowance for loan losses on consumer loans that were not in default was $45.4 million and our allowance for losses on loans in default was $93.4 million. These reserves, however, are estimates, and if actual loan losses are materially greater than our loan loss reserves, our results of operations and financial condition could be adversely affected.

We have a significant amount of goodwill which is subject to periodic review and testing for impairment.

As of March 31, 2014, we had goodwill of $672.7 million, representing a significant portion of the $1.6 billion in total assets reflected on our consolidated balance sheet as of such date. A substantial portion of our goodwill represents assets capitalized in connection with our historical acquisitions and business combinations. The Transactions will result in a significant increase in our goodwill. Accounting for intangible assets such as goodwill requires us to make significant estimates and judgments, and as a result we may not realize the value of such intangible assets. In accordance with generally accepted accounting principles, we conduct an impairment analysis of our goodwill annually and at such other times when an event or change in circumstances occurs which would indicate potential impairment. A variety of factors could cause the carrying value of an intangible asset to become impaired, including that our cash flow from operations is not sufficient to meet our future liquidity needs. Should such a review indicate impairment, a write-down of the carrying value of the intangible asset would occur, resulting in a non-cash charge, which could adversely affect our reported results of operations and could materially impact the reported balance of our total stockholders’ equity. As a result of such a review, we recognized a goodwill impairment charge of approximately $12.4 million in fiscal 2013 and a preliminary goodwill impairment charge of $121.5 million during the three months ended March 31, 2014, based on the estimated fair value and book value of our DFS, Europe Retail and eCommerce reporting units and include goodwill charges for previous years as well. Additionally, we recognized an impairment charge of $5.8 million related to DFS’ MILES program indefinite-lived intangible asset. After giving effect to the Transactions on a pro forma basis, our goodwill and other intangibles would have been approximately $917.6 million as of March 31, 2014.

Legal proceedings may have a material adverse impact on our results of operations or cash flows in future periods.

We are currently subject to several legal proceedings, including purported class action lawsuits in Canada and in the United States. We are vigorously defending these proceedings. In addition, we are likely to be subject to additional legal proceedings in the future. The resolution of any current or future legal proceeding could cause us to have to refund fees and/or interest collected, refund the principal amount of advances, pay damages or other monetary penalties and/or modify or terminate our operations in particular local and federal jurisdictions. We may also be subject to adverse publicity. Defense of any legal proceedings, even if successful, requires substantial time and attention of our senior officers and other management personnel that would otherwise be spent on other aspects of our business and requires the expenditure of significant amounts for legal fees and other related costs. Settlement of lawsuits may also result in significant payments and modifications to our operations. Any of these events could have a material adverse effect on our business, prospects, results of operations and financial condition.

Competition in the financial services industry could cause us to lose market share and revenues.

The industry in which we operate is highly fragmented and very competitive, and we believe that the markets in which we compete may become more competitive. In addition to other unsecured consumer lending, secured pawn lending, and check cashing stores in the markets in which we operate, we compete with Internet-based companies, banks and other financial services entities and retail businesses that offer consumer loans, extend pawn loans, cash checks, sell money orders, provide money transfer services or offer other products and services offered by us. We also compete with financial services providers which offer home credit products, rent-to-own products, and title or logbook loans among other products and services. Some of our competitors have larger and more established customer bases and substantially greater financial, marketing and other resources than we have. As a result, we could lose market share and our revenues could decline, thereby affecting our ability to generate sufficient cash flow to service our indebtedness and fund our operations.

If we do not adjust to rapid changes in the financial services industry, our financial performance may suffer.

Our ability to deliver strong financial performance and returns on investment will depend in part on our ability to expand the scope of available financial services to meet the needs and demands of our customers, including by marketing new products to our customer base. Our ability to meet our customers’ needs and expectations is key to our ability to grow revenue and earnings. Many of our competitors are focusing on cross-selling their products and developing new products or technologies, which could affect our ability to maintain or grow existing customer relationships or require us to offer lower interest rates or fees on our lending products. This increasingly competitive environment is primarily a result of changes in regulation, changes in technology and product delivery systems, as well as the accelerating pace of consolidation among financial service providers, all of which may affect our customers’ expectations and demands. If we do not successfully anticipate and adjust to changes in the financial service industry, our business and financial results could be negatively affected.

Foreign currency fluctuations may adversely affect our reported results of operations.

We currently generate a significant majority of our revenue outside the United States. Our foreign subsidiaries accounted for 87.1% and 88.4% of our total revenues for the years ended June 30, 2012 and 2013, respectively. As a result, our reported results of operations are vulnerable to currency exchange rate fluctuations, principally in the British pound, the Canadian dollar, the Swedish krona and the euro against the United States dollar. Upon consolidation, as exchange rates vary, net sales and other operating results may differ materially from expectations, and we may record significant gains or losses on the remeasurement of intercompany balances. We estimate that a 10.0% change in foreign exchange rates by itself would have impacted reported pre-tax earnings from continuing operations by approximately $8.0 million for the year ended June 30, 2013 and approximately $13.1 million for the year ended June 30, 2012. This impact represents 24.9% of our consolidated pre-tax earnings for the year ended June 30, 2013 and 13.6% of our consolidated pre-tax earnings for the year ended June 30, 2012. For the nine months ended March 31, 2014, we estimate that a 10.0% change in foreign exchange rates by itself would have impacted pre-tax earnings from continuing operations by approximately $3.9 million, representing 2.8% of consolidated pre-tax earnings.

The international scope of our operations may contribute to increased costs that could negatively impact our operations.

Since international operations increase the complexity of an organization, we may face additional administrative costs and risks associated with compliance with applicable regulations in managing our business than we would if we only conducted operations domestically. In addition, most countries typically impose additional burdens on non-domestic companies through the use of local regulations, tariffs and labor controls. Unexpected changes to the foregoing or a failure to comply with applicable regulations could negatively impact our operations. Furthermore, our financial results may be negatively impacted to the extent tax rates in foreign countries where we operate increase and/or exceed those in the United States and as a result of the imposition of withholding requirements on foreign earnings.

A reduction in demand for our products and services, and failure by us to adapt to such potential reduction, could adversely affect our business and results of operations.

The demand for a particular product or service we offer may be reduced due to a variety of factors, such as regulatory restrictions that decrease customer access to particular products, the availability of competing products, changes in customers’ preferences or financial conditions. Furthermore, any changes in economic factors that adversely affect consumer transactions and employment or development of new methods or technologies for serving the needs of our customers could reduce the volume or type of transactions that we process and have an adverse effect on our revenues and results of operations. Should we fail to adapt to significant changes in our customers’ demand for, or access to, our products or services, our revenues could decrease significantly and our operations could be harmed. Each modification, new product or service, and alternative method of conducting business is subject to risk and uncertainty and requires significant investment in time and capital, including additional marketing expenses, legal costs, and other incremental start-up costs. Even if we do make changes to existing products or services or introduce new products or services to fulfill customer demand, customers may resist or may reject such products or services. The effect of any product change on the results of our business may not be fully ascertainable until the change has been in effect for some time and by that time it may be too late to make further modifications to such product or service without causing further harm to our business and results of operations.

If Internet search engines’ methodologies are modified, traffic to our Internet lending websites, and our corresponding loan origination volumes, could decline.

We depend on search engine optimization and search engine marketing to drive potential customers to our Internet lending websites, including paydayuk.co.uk, and paydayexpress.co.uk in the United Kingdom. Changes in the methodologies or algorithms used by Google, Yahoo! or other search engines to display results could cause our websites to received less favorable placement or be removed from the search results. Search engines could decide that content on our websites is unacceptable, violates their corporate policies, or requires certain attention due to consumer advisories. For example, to ensure that consumers are aware of loan alternatives, Google requires the phrase “payday loan” (or similar terms) to be included in a user’s search query in order to include payday loans in the search results, and payday loan advertisements will be shown only on sites related to payday loans. We believe these changes may have had, and may continue to have, a negative impact on potential customer traffic and loan origination. These changes or any future changes that may be made by Google or any other search engines may further impact our business. Any reduction in the number of users directed to our websites could negatively affect our results of operations, and we may also need to resort to more costly sources to replace lost traffic.

Our check cashing services may further diminish because of technological advances.

We derive a significant portion of our revenues from fees associated with cashing payroll, government and personal checks. In fiscal 2012 and 2013, we generated approximately 13% and 11%, respectively, of our total consolidated revenues from fees associated with check cashing. There has been increasing penetration of electronic banking services into the check cashing and money transfer industry, including direct deposit of payroll checks and electronic transfer of government benefits. To the extent that checks received by our customer base are replaced with such electronic transfers, demand for our check cashing services could decrease.

Our ability to open and acquire new stores is subject to outside factors and circumstances over which we have limited control or that are beyond our control which could adversely affect our growth potential.

Our expansion strategy includes acquiring existing retail financial services stores and opening new ones. The success of this strategy is subject to numerous outside factors, such as the availability of attractive acquisition candidates, the availability of acceptable business locations, the ability to access capital to acquire and open such stores, the ability to obtain required permits and licenses and continuing favorable legal and regulatory conditions. We have limited control, and in some cases, no control, over these factors. Moreover, the start-up costs and the losses we likely would incur from initial operations attributable to each newly opened store places demands upon our liquidity and cash flow, and we cannot assure you that we will be able to satisfy these demands. The failure to execute our expansion strategy would adversely affect our ability to expand our business and could materially adversely affect our revenue, profitability and results of operations and our ability to service our indebtedness.

Our business and results of operations may be adversely affected if we are unable to manage our growth effectively.

Our expansion strategy, which in part contemplates the addition of new stores, the acquisition of competitor stores and acquiring or developing new distribution channels for our products in Europe, Canada and the United States and other international markets, is subject to significant risks. Our continued growth in this manner is dependent upon a number of factors, including the ability to hire, train and retain an adequate number of experienced management employees, the availability of adequate financing for our expansion activities, the ability to successfully transition acquired stores or their historical customer base to our operating platform, the ability to obtain any government permits and licenses that may be required, the ability to identify and overcome cultural and linguistic differences which may impact market practices within a given geographic region, and other factors, some of which are beyond our control. There can be no assurance that we will be able to successfully grow our business or that our current business, results of operations and financial condition will not suffer if we are unable to do so. Expansion beyond the geographic areas where the stores are presently located will increase demands on management and divert their attention. In addition, expansion into new products and services will present new challenges to our business and will require additional management time.

The amount of borrowings permitted under our New ABL Credit Facility may fluctuate significantly, which may adversely affect our liquidity, results of operations and financial position.

The amount of borrowings permitted at any time under our New ABL Credit Facility is limited to a periodic borrowing base valuation of the cash and eligible consumer receivables of the borrowers and guarantors. As a result, our access to credit under our New ABL Credit Facility is potentially subject to significant fluctuations depending on the value of the borrowing base eligible assets as of any measurement date, as well as certain discretionary rights of the administrative agent of our New ABL Credit Facility in respect of the calculation of such borrowing base value. Our inability to borrow under or the early termination of our New ABL Credit Facility may adversely affect our liquidity, results of operations and financial position.

A significant or sudden decline in the price of gold could materially affect our results of operations.

We purchase a significant amount of gold from customers, and the substantial majority of the collateral for our pawn loans consists of gold jewelry. We sell for scrap nearly all of the gold that we purchase and that we take possession of as a result of pawn collateral forfeitures. Pursuant to applicable laws in certain jurisdictions in which we offer gold buying services and secured pawn loans, and otherwise pursuant to the terms of our pawn loan agreements, we are required to hold the gold that we buy, or that we accept as collateral, for a period of time, which, in the case of pawn loans, can be six months or more. Our ability to generate profits from such transactions is dependent in part upon our being able to sell our gold inventory, whether for smelting or on a retail basis, for a price that is consistent with the price that we paid for that gold or, in the case of forfeited pawn loans, for the amount that we originally loaned against forfeited collateral gold. Significant short-term volatility in gold prices, such as that experienced during the recent global economic crisis, may make it difficult for us to effectively price our gold buying services and to set appropriate principal amounts on our pawn loans relative to the gold collateral posted. Gold prices have declined appreciably since the beginning of 2013, and a significant short-term or sustained decline in gold prices could also result in both customers selling less gold to us and a decrease in our pawn loan originations resulting from lower collateral values. Any such change in the value of gold could materially adversely affect our business, prospects, results of operations and financial condition.

Our intellectual property rights may be inadequate to protect our business.

We attempt to protect our intellectual property rights, both in the United States and in foreign countries, through a combination of trademark, copyright, patent and trade secret laws, as well as licensing agreements and nondisclosure agreements with our employees and third parties. Our failure to obtain or maintain adequate protection of our intellectual property rights for any reason could materially adversely affect our business, prospects, results of operations and financial condition.

We rely on our trademarks, trade names, and brand names to distinguish our products and services from the products and services of our competitors. We have registered or applied to register many of these trademarks. We cannot assure you that our trademarks will be registered. Third parties may also oppose our trademark applications, or otherwise challenge our use of the trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our products and services or forego registration of our trademarks, which could result in loss of brand recognition or the benefits and protections of registration, and could require us to devote resources to advertising and marketing new brands. Further, we cannot assure you that competitors will not infringe our trademarks, or that we will have adequate resources to enforce our trademarks. We also rely on unpatented proprietary technology. It is possible that others will independently develop the same or similar technology or otherwise obtain access to our unpatented technology. To protect our trade secrets and other proprietary information, we require employees, consultants, advisors and collaborators to enter into agreements relating to confidentiality and intellectual property ownership. We cannot assure you that these agreements will provide meaningful protection for, or prevent the unauthorized use, misappropriation or disclosure of, our trade secrets, know-how or other proprietary information in the event of any. If we are unable to maintain the proprietary nature of our technologies, we could be materially adversely affected.

Although we rely on copyright laws to protect the works of authorship (including software) created by us, we do not register the copyrights in most of our copyrightable works. Accordingly, if one of our unregistered copyrights is infringed by a third party our remedies in any such infringement suit may be limited.

If third parties claim that we infringe upon their intellectual property rights, our operating profits could be adversely affected.

We face the risk of claims that we have infringed third parties’ intellectual property rights. Any claims of intellectual property infringement, even those without merit, could:

•	be expensive and time consuming to defend;

•	cause us to cease offering, licensing or using products and services that incorporate the allegedly infringing intellectual property;

•	require us to rebrand our products and services, if feasible;

•	divert management’s attention and resources; or

•	require us to enter into royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property.

Any royalty or licensing agreements, if required, may not be available to us on acceptable terms or at all. A successful claim of infringement against us could result in our being required to pay significant damages, enter into costly license or royalty agreements, or stop offering certain products and services, any of which could have a negative impact on our operating profits and harm our future prospects.

Unauthorized disclosure of sensitive or confidential customer data could expose us to protracted and costly litigation and penalties and cause us to lose customers.

In the course of operating our business, we are required to manage, use, store, process and transfer large amounts of personally identifiable information, consisting primarily of confidential personal and financial data regarding our customers (“Personal Data”). We also depend on our IT networks and systems, and those of third parties, to process, store, and transmit Personal Data, and we use cookies on our websites to enhance a customer’s experience and analyze website traffic. As a result, we are subject to numerous US and foreign laws and regulations designed to protect this information, such as the European Union Directives on: (i) Data Protection, and (ii) Privacy and Electronic Communications, as amended, Canadian federal and provincial laws, and various US federal and state laws governing the protection of financial information or other Personal Data. Security breaches involving our files and infrastructure could lead to unauthorized disclosure of Personal Data, as well as shutdowns or disruptions of our systems. Such security breaches, whether through systems failure, unauthorized access to our IT systems, fraud, misappropriation, or negligence, or if any person, including our employees or those of third-party vendors, negligently disregards or intentionally breaches our established controls with respect to such data or otherwise mismanages or misappropriates that data, could result in costly litigation, monetary damages, fines, and/or criminal prosecution, in addition to negative publicity, damage to our reputation, and a loss of customers. Any unauthorized disclosure of personally identifiable information could subject us to liability under data privacy laws and adversely affect our business prospects, results of operations, and financial condition.

Security breaches, cyber attacks or fraudulent activity could result in damage to our operations or lead to reputational damage.

A security breach or cyber attack of our computer systems could interrupt or damage our operations or harm our reputation. Regardless of the security measures that we may employ, our systems may still be vulnerable to data theft, computer viruses, programming errors, attacks by third parties or similar disruptive problems.

If we were to experience a security breach or cyber attack, we could be required to incur substantial costs and liabilities, including:

•	expenses to rectify the consequences of the security breach or cyber attack;

•	liability for stolen assets or information;

•	costs of repairing damage to our systems;

•	lost revenue and income resulting from any system downtime caused by such breach or attack;

•	increased costs of cyber security protection;

•	costs of incentives we may be required to offer to our customers or business partners to retain their business; and

•	damage to our reputation causing customers and investors to lose confidence in us.

In addition, any compromise of security or a cyber attack could deter consumers from entering into transactions that involve transmitting confidential information to our systems. Furthermore, if confidential customer information or information belonging to our business partners is misappropriated from our computer systems, we could be sued by those who assert we did not take adequate precautions to safeguard our systems and confidential data belonging to our customers or business partners, which could subject us to liability and result in significant legal fees and expenses of defending these claims. As a result, any compromise of security of our computer systems or cyber attack could have a material adverse effect on our business, prospects, results of operations and financial condition.

In addition, criminals are using increasingly sophisticated methods to engage in illegal activities such as fraud including cyber attacks that could lead us to make payments to fraudulent individual accounts. Increased fraud involving our products and services or affecting our customers could lead to litigation, significantly increased expenses, reputational damage and reduced use and acceptance of our products and services or new regulations and compliance obligations, which could have a material adverse effect on our business, prospects, results of operations and financial condition.

Our MILES program relies upon contractual relationships with its service providers and our ability to sell ancillary products, the loss of any of which could adversely affect the performance of the MILES business and our results of operations generally.

Our MILES program provides fee-based services to junior enlisted military personnel applying for automobile loans. The MILES program generates its operating revenue from fees paid by third-party lenders which fund the loans, fees from auto dealers and fees from the sale of ancillary products such as warranty service contracts and GAP insurance coverage. We rely upon contractual relationships with third-party lenders for the funding and servicing of auto loans made in connection with the MILES program, and arrangements with other providers for warranty service contracts and GAP insurance contracts. On June 27, 2013, our DFS subsidiary received from its then primary third-party lender a purported termination notice, effective immediately, of the bank’s obligations to fund loans under the MILES program. DFS believes that the termination notice is not effective and has demanded that the bank fulfill its funding obligations. However, in August 2013, it entered into a new agreement with a third-party funding partner for loans under the MILES program, which we believe provides more competitive financing alternatives to DFS’ service member customers. If this or any other contractual relationships are terminated, or if other events were to occur which resulted in a material reduction in the services provided, a material increase in the cost of the services provided or a material reduction in the fees earned by DFS for the services provided under these contractual relationships, we could be required to locate new or alternate service providers for our MILES program. In such event, and until we would be able to locate new or alternate service providers, our MILES program business could be significantly disrupted. In addition, such new or alternate service providers may offer services that are more costly to MILES’ customers or that pay premiums or fees below the level that we currently receive. These changes could have a material adverse effect on our business and negatively affect our revenues and results of operations.

United States defense budget cuts that reduce enlistments or the number of active duty military personnel, or high levels of overseas troop deployments, could harm our MILES program business.

The number of enlisted active duty military personnel and the number of recruits joining the military each year are subject to the US defense budget. In addition, high levels of troop deployments overseas can decrease the number of US-based active military personnel, thus reducing the pool of target MILES customers. Changes in troop deployment and cuts in the US defense budget may result in reductions in recruitment targets, reductions in the number of active duty military personnel or both, any of which would reduce the overall number of potential MILES program customers or potentially reduce demand for the services offered by us through our MILES program which would cause our revenue to decline and could otherwise harm our business, financial condition and results of operations.

Because we maintain a supply of cash and valuable items such as gold and jewelry in our stores, we may be subject to cash shortages due to robbery, employee error and theft.

Since our business requires us to maintain a supply of cash in each of our retail financial services stores, and because our pawn-lending and gold buying locations have gold and jewelry on hand from customer transactions, we are subject to the risk of cash shortages resulting from robberies, as well as employee errors and theft. Although we have implemented various programs to reduce these risks, maintain insurance coverage for theft and provide security, systems and processes for our employees and facilities, we cannot assure you that robberies, employee error and theft will not occur and lead to cash shortages that could adversely affect our results of operations.

Any disruption in the availability of our information systems could adversely affect our business operations.

We rely upon our information systems to manage and operate our retail financial services stores, Internet lending platforms and other businesses. Each store is part of an information network that is designed to permit us to maintain adequate cash inventory, reconcile cash balances on a daily basis and report revenues and expenses to our headquarters. Our back-up systems and security measures could fail to prevent a disruption in our information systems. Any disruption in our information systems could adversely affect our business, prospects, results of operations and financial condition.

If any tax related matters were settled in a manner adverse to us, or we were compelled to pay amounts in excess of our existing reserves, our results of operations or financial condition could be adversely affected.

The tax years ending June 30, 2005 through 2013 remain open to examination by the taxing authorities in the United States, tax years ending June 30, 2009 through 2013 for the United Kingdom, tax years ending June 30, 2007 through 2013 for Canada, and tax years 2007 through 2013 for Sweden and Finland. Canadian tax authorities have assessed tax for fiscal years ending June 30, 2006 through 2009, which we are contesting and for which a notice of objection has been filed. Furthermore, Canadian tax authorities have proposed adjustments related to intercompany transfer pricing for our Canadian subsidiary, NMM, for the years ended June 30, 2006 through June 30, 2009. We have not agreed with these proposed transfer pricing adjustments and are contesting them through the administrative process. NMM is also under audit for transfer pricing for the years ended June 30, 2010 and June 30, 2011. We believe our existing reserves for all tax matters, including Canadian audits and assessments, are adequate; however, we cannot be certain of the outcome of any of these tax matters. If any such matters were settled in a manner adverse to us, or we were compelled to pay amounts in excess of our existing reserves, our results of operations or financial condition could be adversely affected.

Risks Related to the Transactions

Our business could be adversely impacted as a result of uncertainty related to the Transactions and significant costs, expenses and fees incurred in connection with the Transactions.

The Transactions could cause disruptions to our business or business relationships, which could have an adverse impact on our financial condition, results of operations and cash flows. For example, the attention of our management may be directed to ongoing Transaction-related considerations and may be diverted from the day-to-day operations of our business, and our customers or other parties with which we maintain business relationships may experience uncertainty about our future and seek alternative relationships with third parties, seek to alter their business relationships with us or seek to find other providers for our services. In addition, we incurred significant costs, expenses and fees for professional services and other transaction costs in connection with the negotiation of the Transactions.

A substantial portion of our total assets is represented by goodwill and other intangible assets.

In connection with the Merger, a significant portion of the purchase price has been and will be allocated to goodwill and definite-lived intangible assets. The amount of the purchase price allocated to goodwill is determined as the excess of the purchase price over the fair market value of identifiable net assets acquired.

Under GAAP, we are required to conduct impairment testing at least annually with respect to our goodwill and other intangible assets. Deterioration of our operating results could result in an impairment of our goodwill and other intangible assets, which would result in us having to record an impairment charge to writedown such assets to their fair value. Such impairment charges could adversely affect our earnings.

The pro forma financial information included herein may not be reflective of our operating results and financial condition following the Transactions.

The pro forma financial information included herein is derived from our historical audited and unaudited consolidated financial statements. We prepared the pro forma financial information based on a preliminary allocation of the purchase price paid in the Merger to the assets acquired and liabilities assumed, based on preliminary estimates of the fair values of these assets and liabilities. We believe such estimates and the assumptions that we used to prepare the pro forma financial information were reasonable. However, the actual adjustments may differ from the preliminary adjustments and these differences may be material. The pro forma financial information may not necessarily reflect what our results of operations and financial position would have been had the Transactions occurred during the period presented or what our results of operations and financial position will be in the future.

If we lose key management or are unable to attract and retain the talent required for our business, our operating results could suffer.

Our future success depends to a significant degree upon the ability of our Sponsor to identify, attract and retain suitable executive management. As of the date hereof, Lone Star does not have its own preferred management team of the Company available for appointment after the Merger closes. However, Lone Star has yet to inform the Company whether all current members of management will continue with the Company following the Merger. The current Chief Executive Officer of the Company has informally communicated to both Lone Star and the Board of the Company his preference that the Company commence a search for a successor Chief Executive Officer to be in place by December 31, 2014 or as soon thereafter as practicable. Accordingly, Lone Star has engaged a consultant to assist Lone Star in finding a new Chief Executive Officer and it is Lone Star’s present expectation that such new Chief Executive Officer shall be identified and will succeed the Company’s Chief Executive Officer prior to December 31, 2014. The Company’s current Chief Executive Officer has assured the Company that he shall cooperate with this transition.

Should Lone Star prove unable to engage a new Chief Executive Officer capable of executing the Company’s plans for the future in line with expectations, our results of operations or financial condition may suffer. Similarly, if our Sponsor is unable to retain or attract other key management critical to our operations, or is unable to identify its preferred management capable of implementing the Company’s strategy for the future, our results may suffer. The loss of the services of one or more members of our executive management team could harm our business and future development. Our continued growth also will depend upon our ability to attract and retain additional skilled management personnel. If we are unable to attract and retain the requisite personnel as needed in the future, our operating results and growth could suffer.

In addition, certain executive officers’ employment agreements provide for certain severance payments, benefits and accelerated vesting of equity incentive awards, upon qualifying terminations of employment that occur within certain months after a change in control of the Company. Certain employment agreements also provide certain “single trigger” change in control benefits. The Merger will constitute a change in control for purposes of these employment agreements. Therefore, if the services of these executive officers are terminated, we may be required to deliver severance payments, benefits and fulfill other obligations under those employment agreements.

We are controlled by Sponsor, whose interests as equity holders may conflict with yours as creditor.

Following the Transactions, we will be controlled by Lone Star, our Sponsor. Sponsor will have the power to control our affairs and policies, including the appointment of management, the issuance of additional stock and the declaration and payment of dividends. Sponsor will not have any liability for any obligations under the Notes and its interests may be in conflict with yours. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, Sponsor may pursue strategies that favor equity investors over debt investors. In addition, our equity holders may have an interest in pursuing acquisitions, divestitures, financing or other transactions that, in their judgment, could enhance their equity investments.

Additionally, Sponsor may make investments in businesses that directly or indirectly compete with us, or may pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us.